LP® Reports Fourth Quarter and Year End 2019 Results, Reports Completion of the $600 Million Share Repurchase Plan, Announces an Additional $200 Million Share Repurchase Plan, and Provides 2020 Guidance

NASHVILLE, Tenn. (Feb. 11, 2020) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its fourth quarter and year ended December 31, 2019, financial results and announced a strategic update and capital allocation plan.

Key Highlights for the Fourth Quarter and Full Year

•	Fourth quarter net sales decreased 9 percent to $537 million; Full year net sales decreased 18 percent to $2.3 billion

•	Fourth quarter LP® SmartSide® Strand revenue increased 11 percent; Full year SmartSide® Strand revenue increased 10 percent

•
Fourth quarter net loss attributed to LP was $(51) million ($(0.44) per diluted share); Full year net loss attributed to LP was $(5) million ($(0.04) per diluted share). The fourth quarter and full year results include $86 million and $92 million, respectively, of long-lived asset impairments

•	Fourth quarter Adjusted Diluted EPS(1) was $0.05; Full year Adjusted Diluted EPS(1) was $0.37

•	Fourth quarter Adjusted EBITDA(1) was $49 million; Full year Adjusted EBITDA(1) was $209 million

•	Fourth quarter cash provided by operating activities was $100 million; Full year cash provided by operating activities was $159 million

•	Returned $703 million of capital to shareholders in 2019 through share repurchases (25 million shares for $638 million) and quarterly cash dividends ($65 million)
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Income” below.
Strategic Update and Execution of Capital Allocation Plan

•	LP re-affirms SmartSide® Strand revenue growth of 10 - 12 percent for 2020

•
LP re-affirms its commitment to return over time to shareholders at least 50 percent of cash flow from operations in excess of capital expenditures required to sustain its core business and grow Siding and OSB Structural Solutions, and announces authorization of a new $200 million share repurchase program

•
In addition to growth in Siding and OSB Structural Solutions, LP continues to see opportunities for improving Adjusted EBITDA through controllable operating levers and generated operational improvements and supply chain benefits of $40 million in 2019 towards its 2021 target of $75 million

•	LP declared a seven percent increase in quarterly cash dividends to $0.145 per share

"Our sales and operations teams finished 2019 with strong execution,” said LP Chief Executive Officer Brad Southern. “Siding built on Q3 with a record fourth quarter of SmartSide® Strand sales and safe operations. OSB continued its outstanding cost control, ending the quarter and the year with positive EBITDA at the bottom of the OSB price cycle. We generated $100 million in net cash from operations and $0.05 in adjusted earnings per share in Q4. We finished the year strong and remain ahead of pace to achieve our 2021 targets."

Fourth Quarter 2019 Highlights

Net sales decreased $52 million (or nine percent) to $537 million in the fourth quarter of 2019 from $589 million in the fourth quarter of 2018, primarily due to $38 million of reduced OSB prices and a 29 percent reduction in commodity OSB shipments across all North America segments. These OSB pricing and shipment declines were partially offset by SmartSide® Strand revenue growth of 11 percent.

Net income attributed to LP decreased $68 million to a net loss attributed to LP of $(51) million, or $(0.44) per diluted share for the fourth quarter of 2019 from net income of $17 million, or $0.12 per diluted share for the fourth quarter of 2018, primarily due to $86 million of non-cash impairments, before income taxes. Included within these non-cash impairments are $47 million related to non-operating assets located at Val-d’Or and St Michel, Quebec; Cook, Minnesota; and Silsbee, Texas, and $39 million related to a facility producing LSL and OSB within EWP. These non-cash impairments reflect changes to anticipated usage of these facilities driven by market changes and improved operating efficiencies across our remaining facilities.

Adjusted EBITDA decreased $16 million (or 25 percent) to $49 million for the fourth quarter of 2019 from $65 million in the fourth quarter of 2018, primarily due to the OSB pricing and shipment declines, partially offset by the SmartSide® Strand revenue growth and operating efficiencies.

Full Year 2019 Highlights

Net sales decreased $518 million (or 18 percent) to $2.3 billion for 2019 from $2.8 billion in 2018, primarily due to $416 million of reduced OSB prices and a 17 percent reduction in commodity OSB shipments across all North America segments. The OSB pricing and shipment declines were partially offset by SmartSide® Strand revenue growth of 10 percent.

Net income attributed to LP decreased $400 million to a net loss of $(5) million, or $(0.04) per diluted share in 2019 from net income of $395 million, or $2.73 per diluted share in 2018. In addition to the OSB pricing and shipment declines, net income attributed to LP decreased due to non-cash impairments of $92 million, before income taxes, including $86 million of non-cash impairments recognized in the fourth quarter.

Adjusted EBITDA decreased $451 million to $209 million in 2019 from $660 million in 2018, primarily due to the OSB pricing and shipment declines offset by the SmartSide® Strand revenue growth and operating efficiencies.

Segment Results

Siding

The Siding segment consists of LP SmartSide® Strand and Fiber trim and siding, LP CanExel® prefinished siding, as well as LP Outdoor Building Solutions® innovative products for premium outdoor buildings.

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sales	$230	$213	$963	$942
Adjusted EBITDA	$42	$34	$177	$202

For the fourth quarter, Siding net sales increased $17 million (or eight percent) and Adjusted EBITDA increased $8 million (or 24 percent). The increases are primarily related to SmartSide® Strand revenue growth of 11 percent.

For the full year, Siding net sales increased $21 million (or two percent), reflecting SmartSide® Strand revenue growth of 10 percent, partially offset by lower sales of OSB produced in Siding mills. Siding Adjusted EBITDA decreased $25 million (or 12 percent), primarily due to $18 million of costs to convert Dawson Creek to produce siding and the reduction of OSB produced in this segment.

Oriented Strand Board (OSB)

The OSB segment manufactures and distributes OSB structural panel products including LP OSB, LP TechShield® radiant barrier, LP WeatherLogic® weather-resistant sheathing, LP TopNotch® sub-flooring, LP Legacy® sub-flooring, and LP FlameBlock® fire-rated sheathing.

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sales	$172	$255	$777	$1,305
Adjusted EBITDA	$6	$34	$10	$425

For the fourth quarter, OSB net sales decreased $83 million and Adjusted EBITDA decreased $28 million. The decreases are primarily related to $38 million of reduced OSB prices and a 29 percent reduction in commodity shipments, partially offset by increases in Structural Solutions mix.

For the full year, OSB net sales decreased $528 million and Adjusted EBITDA decreased $415 million. The decreases are primarily related to $407 million of reduced OSB prices and a 17 percent reduction in commodity shipments, partially offset by increases in the Structural Solutions mix and operational efficiency improvements.

Engineered Wood Products (EWP)

The EWP segment consists of LP SolidStart® I-Joist (I-Joist), Laminated Veneer Lumber (LVL), Laminated Strand Lumber (LSL) and other related products. This segment also includes the sales of I-Joists produced by our joint venture and sales of plywood produced as a by-product of the LVL production process.

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sales	$93	$80	$396	$409
Adjusted EBITDA	3	—	26	26

For the fourth quarter, EWP net sales increased $13 million (or 16 percent) primarily due to the 2018 temporary shutdown of our North Carolina facility due to hurricane damage. Adjusted EBITDA increased $3 million primarily due to an increase in joint venture earnings and operational efficiency improvements.

For the full year, EWP net sales decreased $13 million (or three percent) primarily due to lower OSB production at EWP mills. Adjusted EBITDA remained flat due to an increase in joint venture earnings and operational efficiency improvements offset by lower sales of OSB produced at EWP mills.

South America

Our South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil and operates sales offices in Chile, Brazil, Peru, Columbia, and Argentina.

Dollar amount in millions	Quarter Ended December 31,		Year Ended December 31,
Year ended December 31,	2019	2018	2019	2018
Sales	$38	$39	$159	$161
Adjusted EBITDA	8	8	34	40

For the fourth quarter, South America net sales decreased $1 million due to pricing pressure from increased competition in export markets in South America and Asia offset by increases in Chilean shipments. Adjusted EBITDA was flat to the prior year.

For the full year, South America net sales decreased $2 million (or one percent) and Adjusted EBITDA decreased $6 million (or 15 percent). The decreases are primarily due to pricing pressure from increased competition in export markets in South America and Asia and unfavorable foreign currency fluctuations, partially offset by increases in local and export shipments.

2020 Outlook

Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

•	Given our current outlook, we expect capital expenditures for 2020 to be in the range of $130 million to $140 million.

•	We expect our SmartSide® Strand sales growth to be approximately 10-12 percent for 2020.

Conference Call

LP will hold a conference call to discuss this release today at 11:00 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by dialing (855) 638-4813 and referencing code 4688967 or over the internet by going to www.lpcorp.com and clicking “Investor Relations,” then “Events and Presentations” at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available from 12:30 p.m. Eastern Time on February 11, 2020 to 11:59 p.m. Eastern Time on February 18, 2020 by calling (855) 859-2056 and entering the access code 4688967, and the replay will also be available on LP's website.

About LP Building Solutions

As a proven leader in high-performance building solutions, LP Building Solutions manufactures uniquely engineered, innovative building products that meet the demands and needs of the building industry. Its extensive product portfolio includes durable and dependable exterior siding and trim systems, engineered wood framing and structural panels for single-family homes, multifamily projects, repair and remodel markets, light commercial facilities, and outdoor buildings. We also provide industry-leading service and warranties to help customers build smarter, better and faster. Founded in 1973, LP is a global company headquartered in Nashville, Tennessee, and traded on the New York Stock Exchange under the symbol "LPX." For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions; changes in the cost and availability of capital; changes in the level of home construction and repair activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business condition of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity and diesel fuel; changes in the cost of and availability of transportation; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor disruptions, and supply interruptions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in general and industry-specific environmental laws and regulations; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation and other legal proceedings; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; the costs, and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. Investors are cautioned that many of the assumptions upon which LP's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which LP cannot control, and production volumes and costs, some aspects of which LP may not be able to control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Use of Non-GAAP information

In this press release, we disclose non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. We disclose earnings from continuing operations before interest expense, taxes, depreciation and amortization and exclude stock-based compensation expense, impairment of long-lived assets, other operating credits and charges, net, loss on early debt extinguishment, investment income and other non-operating items as Adjusted EBITDA from continuing operations (Adjusted EBITDA) which is a non-GAAP financial measure. We have included Adjusted EBITDA in this news release because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies in our industry. We use Adjusted EBIDTA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. We also disclose Adjusted income from continuing operations attributed to LP, which excludes impairment of long-lived assets, interest outside of normal operations, other operating credits and charges, net, early debt extinguishment, other non-operating items, and adjusts for a normalized tax rate (Adjusted Income). We believe that Adjusted Income is a useful measure for evaluating our ability to generate earnings and that providing this measure will allow interested persons to more readily compare the earnings for past and future periods.

Neither Adjusted EBITDA nor Adjusted Income are substitutes for the U.S. GAAP measure of net income or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly-titled measures differently and, therefore, as presented by us may not be comparable to similarly-titled measures reported by other companies. Adjusted EBITDA and Adjusted Income have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operations of our business.

CONSOLIDATED STATEMENTS OF INCOME
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS) (UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales	$537	$589	$2,310	$2,828
Cost of sales	(467)	(495)	(2,007)	(2,084)
Gross profit	70	94	303	744
Selling, general and administrative	(58)	(57)	(230)	(209)
Impairment of long-lived assets	(86)	(11)	(92)	(11)
Other operating credits and charges, net	1	(9)	(1)	2
Income from operations	(73)	17	(20)	526
Interest (expense) income	(3)	1	(9)	2
Other non-operating items	(2)	—	6	(4)
Income from continuing operations before income taxes	(78)	18	(23)	524
Provision for income taxes	26	—	13	(122)
Equity in loss of unconsolidated affiliates	—	(1)	—	(3)
Income from continuing operations	(52)	17	(10)	399
Loss from discontinued operations before income taxes	—	—	—	(5)
Provision for income taxes from discontinued operations	—	—	—	1
Loss from discontinued operations	—	—	—	(4)
Net income	$(52)	$17	$(10)	$395
Net loss attributed to non-controlling interest	1	—	5	—
Net income attributed to LP	$(51)	$17	$(5)	$395

Amounts attributed to LP common shareholders:
Income from continuing operations, net of tax	(51)	17	(5)	399
Loss from discontinued operations, net of tax	—	—	—	(4)
	$(51)	$17	$(5)	$395
Basic net income per share attributed to LP:
Income per share from continuing operations	$(0.44)	$0.12	$(0.04)	$2.79
Loss per share from discontinued operations	—	—	—	(0.03)
Net income per share - basic	$(0.44)	$0.12	$(0.04)	$2.76
Diluted net income per share attributed to LP:
Income per share from continuing operations	$(0.44)	$0.12	$(0.04)	$2.76
Loss per share from discontinued operations	—	—	—	(0.03)
Net income per share - diluted	$(0.44)	$0.12	$(0.04)	$2.73
Average shares of common stock used to compute net income per share:
Basic	115	140	123	143
Diluted	115	141	123	144

CONSOLIDATED BALANCE SHEET
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	181	878
Receivables, net of allowance for doubtful accounts of $1 million at December 31, 2019 and 2018	164	128
Inventories	265	273
Prepaid expenses and other current assets	9	8
Total current assets	619	1,287

Timber and timberlands	63	62
Property, plant and equipment, net	965	1,010
Operating lease assets	44	—
Goodwill and other intangible assets	50	26
Investments in and advances to affiliates	10	49
Restricted cash	14	14
Other assets	69	62
Deferred tax asset	1	4
Total assets	1,835	2,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	—	5
Accounts payable and accrued liabilities	242	234
Income taxes payable	—	21
Current portion of contingency reserves	2	2
Total current liabilities	244	262

Long-term debt, excluding current portion	348	347
Deferred income taxes	73	62
Non-current operating lease liabilities	36	—
Contingency reserves, excluding current portion	8	9
Other long-term liabilities	125	134
Total liabilities	834	814

Redeemable noncontrolling interest	10	—

Stockholders’ equity:
Preferred stock, $1 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $1 par value; 200,000,000 shares authorized; 129,665,899 shares and 111,945,021 shares issued and outstanding, respectively, as of December 31, 2019; and 153,358,542 shares 136,833,191 shares issued and outstanding, respectively, as of December 31, 2018	130	153
Additional paid-in capital	454	458
Retained earnings	966	1,613
Treasury stock, 17,720,878 shares and 16,525,351 shares, at cost as of December 31, 2019 and 2018, respectively	(406)	(378)
Accumulated comprehensive loss	(153)	(146)
Total stockholders’ equity	991	1,700
Total liabilities and stockholders’ equity	1,835	2,514

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)
(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019		2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(52)	$17	$(10)		$395
Adjustments to net income:
Depreciation and amortization	33	28	123		120
Impairment of long-lived assets	86	11	92		11
Gain on acquisition	—	—	(14)		—
Deferred taxes	(4)	(17)	10		27
Pension contributions	(1)	—	(1)		(41)
Other adjustments, net	1	11	20		24
Changes in assets and liabilities (net of acquisitions):
Receivables	26	30	(21)		3
Inventories	(10)	10	3		(2)
Prepaid expenses	4	4	(1)		—
Accounts payable and accrued liabilities	25	(3)	(4)		(21)
Income taxes payable, net of receivables	(8)	1	(37)		2
Net cash provided by continuing operating activities	100	92	160		518
Net cash used in discontinued operating activities	—	—	(1)		(7)
Net cash provided by operating activities	100	92	159		511
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant, and equipment additions	(44)	(64)	(163)		(214)
Acquisition of businesses, net of cash acquired	(3)	—	30		—
Receipt of proceeds from notes receivable from asset sales	—	—	—		22
Investment in unconsolidated affiliates	—	—	(3)		(45)
Other investing activities, net	—	(2)	(1)		(1)
Net cash used in investing activities	(47)	(66)	(137)		(238)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(3)	(2)	(5)		(25)
Payment of cash dividends	(16)	(18)	(65)		(74)
Purchase of stock	(158)	(113)	(638)	—	(212)
Other financing activities, net	1	—	(9)		(6)
Net cash used in financing activities	(176)	(134)	(717)		(317)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	—	(2)		(5)
Net decrease in cash, cash equivalents and restricted cash	(123)	(108)	(697)		(49)
Cash, cash equivalents and restricted cash at beginning of year	318	1,000	892		941
Cash, cash equivalents and restricted cash at end of year	$195	$892	$195		$892

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY STATISTICS

	Year Ended December 31,
Housing starts[1]:	2019	2018
Single Family	888	876
Multi-Family	402	374
	1,290	1,250

[1] Actual U.S. Housing starts data reported by U.S. Census Bureau is based upon seasonally adjusted information published through January 17, 2020.
The following table sets forth sales volumes for the quarter and year ended December 31, 2019 and 2018.

	Quarter Ended December 31, 2019				Quarter Ended December 31, 2018
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide® Strand siding (MMSF)	308	—	—	308	277	—	—	277
SmartSide® fiber siding (MMSF)	44	—	—	44	46	—	—	46
CanExel® siding (MMSF)	7	—	—	7	4	—	—	4
OSB - commodity (MMSF)	—	458	1	459	24	643	5	672
OSB - value added (MMSF)	1	391	3	395	2	391	7	400
LVL (MCF)	—	—	1,692	1,692	—	—	1,353	1,353
LSL (MCF)	—	—	622	622	—	—	682	682
I-joist (MMLF)	—	—	25	25	—	—	17	17

	Year Ended December 31, 2019				Year Ended December 31, 2018
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide® Strand siding (MMSF)	1,234	—	—	1,234	1,139	—	—	1,139
SmartSide® fiber siding (MMSF)	204	—	—	204	222	—	—	222
CanExel® siding (MMSF)	42	—	—	42	36	—	—	36
OSB - commodity (MMSF)	47	2,144	17	2,208	136	2,582	34	2,752
OSB - value added (MMSF)	3	1,599	19	1,621	61	1,610	36	1,707
LVL (MCF)	—	—	7,015	7,015	—	—	6,932	6,932
LSL (MCF)	—	—	3,040	3,040	—	—	3,694	3,694
I-joist (MMLF)	—	—	98	98	—	—	86	86

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)
(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales:
Siding	$230	$213	$963	$942
OSB	172	255	777	1,305
EWP	93	80	396	409
South America	38	39	159	161
Other	4	2	20	11
Intersegment sales	—	—	(5)	—
	$537	$589	$2,310	$2,828

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA AND TO NON-GAAP ADJUSTED INCOME
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$(52)	$17	$(10)	$395
Add (deduct):
Loss from noncontrolling interest	1	—	5	—
Loss from discontinued operations	—	—	—	4
Income from continuing operations attributed to LP	(51)	17	(5)	399
Provision for income taxes	(26)	—	(13)	122
Depreciation and amortization	33	28	122	120
Stock-based compensation	2	1	9	8
Impairment of long-lived assets	86	11	92	11
Other operating credits and charges, net	(1)	9	1	(2)
Interest expense (income)	3	(1)	9	(2)
Non-operating items	3	—	(6)	4
Adjusted EBITDA	$49	$65	$209	$660

Siding	$42	$34	177	$202
OSB	6	34	10	425
EWP	3	—	26	26
South America	8	8	34	40
Other	(3)	(1)	(11)	(8)
Corporate	(7)	(10)	(27)	(25)
Adjusted EBITDA	$49	$65	$209	$660

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$(52)	$17	$(10)	$395
Add (deduct):
Net loss attributed to noncontrolling interest	1	—	5	—
Loss from discontinued operations	—	—	—	4
Impairment of long-lived assets	86	11	92	11
Gain on acquisition	—	—	(14)	—
Other operating credits and charges, net	(1)	9	1	(2)
Reported tax provision	(26)	—	(13)	122
Normalized tax provision at 25%	(3)	(9)	(16)	(132)
Adjusted Income	$5	$27	$45	$397
Diluted shares outstanding	115	141	123	144
Adjusted Diluted EPS	$0.05	$0.19	$0.37	$2.75